Exhibit 10.27

TWENTY-NINTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS TWENTY-NINTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of June 30, 2008 between BRAD FOOTE GEAR WORKS, INC. f/k/a BFG Acquisition Corp., an Illinois corporation (“Borrower”) and LASALLE BANK NATIONAL ASSOCIATION f/k/a LaSalle National Bank f/k/a LaSalle Bank NI (“Lender”).

WHEREAS, Borrower and Lender have entered in that certain Loan and Security Agreement dated as of January 17, 1997, as amended by those certain letter amendments dated February 28, 1997 and July 23, 1997 and those certain Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth, Sixteenth, Seventeenth, Eighteenth, Nineteenth, Twentieth, Twenty-First, Twenty-Second, Twenty-Third, Twenty-Fourth, Twenty-Fifth, Twenty-Sixth, Twenty-Seventh and Twenty-Eighth Amendments to Loan and Security Agreement dated as of March 30, 1998, December 1, 1998, June 1, 1999, December 19, 2000, May 1, 2001, July 1, 2001, April 30, 2002, April 29, 2003, July 3, 2003, April 29, 2004, November 15, 2004, April 29, 2005, June 15, 2005, February 1, 2006, April 29, 2006, November 10, 2006, January 8, 2007, April 29, 2007, June 30, 2007, October       , 2007, October 18, 2007, November 1, 2007, January 15, 2008, January 31, 2008 and April       , 2008, respectively, and that certain letter amendment (herein, the “Tenth Amendment”) dated October 17, 2002 (such agreement, as so amended, the “Loan Agreement”) with regard to the following loans made by Lender to Borrower: (i) a $10,000,000.00 revolving line of credit loan (the “Revolving Loan”), (ii) a consolidated term loan in the original principal sum of $7,899,332.98 (the “Term Loan”), (iii) an $11,000,000.00 non-revolving equipment line of credit loan with term conversion feature (the “Equipment Loan”), (iv) a $9,000,000.00 non-revolving equipment line of credit loan with term conversion feature (the “Equipment Loan No. 2”) and (v) all other Indebtedness (as defined in the Loan Agreement); and

WHEREAS, Lender has been asked to extend the maturity date of the Revolving Loan from June 30, 2008 to August 30, 2008 and to make certain other modifications thereto; and

WHEREAS, Lender has agreed to the foregoing loan extension request provided, among other conditions, that Borrower executes and delivers to this Amendment and the note extension agreement described below;

NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the foregoing premises, the parties hereto agree as follows:

1.                                       The capitalized terms used herein without definition shall have the same meaning herein as such terms have in the Loan Agreement.

2.                                       The definition of “Termination Date” in Section 1.1 of the Loan Agreement, is amended in its entirety to read as follows:

“Termination Date” shall mean August 30, 2008, or such earlier date upon which the Revolving Note becomes due and payable.

3.                                       The first sentence of the first paragraph in Section 2.3 of the Loan Agreement is amended to read as follows:

“2.3 Revolving Note. The Revolving Loan shall be evidenced by an amended and restated renewal revolving note, executed by the Borrower, dated January 15, 2008, as modified by Note Extension Agreement dated as of June 30, 2008, payable to the Lender on August 30, 2008, and in the principal sum of Ten Million and 00/100 ($10,000,000.00) Dollars (the “Revolving Note”).”

Hereafter, all references in the Loan Agreement and in this Amendment to the term “Revolving Note” shall be deemed to refer to the aforesaid amended and restated renewal revolving note dated January 15, 2008 in the principal sum of $10,000,000.00, executed by Borrower, as modified by Note Extension Agreement dated as of June 30, 2008, payable to the order of Lender on August 30, 2008, together with interest payable monthly as therein described.

4.                                       Section 10 of the Loan Agreement is hereby amended in its entirety to read as follows:

“SECTION 10. FINANCIAL REPORTING AND AUDITS.

As soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year of Borrower, Borrower shall furnish the Lender with annual audited financial statements of Borrower, containing the balance sheet of the Borrower as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows for each such fiscal year, and such other comments and financial details as are usually included in similar reports. Such financial statements shall (a) be in form and reporting basis satisfactory to the Lender, (b) be prepared in accordance with GAAP by an independent certified public accounting firm selected by Borrower and acceptable to the Lender (“Borrower’s Accounting Firm”), and (c) contain unqualified opinions as to the fairness of the statements therein contained. Borrower shall also provide to the Lender any management letters that may accompany the statements.

As soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year of Broadwind Energy, Inc. and its Subsidiaries (hereafter, collectively

“Broadwind”), Borrower shall furnish the Lender with annual audited financial statements of Broadwind, containing the balance sheet of Broadwind as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows for each such fiscal year; and such other comments and financial details as are usually included in similar reports. Borrower shall also provide to the Lender any management letters that may accompany such statements.

As soon as available, but not later than forty-five (45) days after the end of each quarter, Borrower shall furnish the Lender with (i) internally prepared quarterly financial statements of Borrower, in form and content satisfactory to Lender, and (ii) a quarterly covenant compliance certificate, in form and content satisfactory to Lender (including a certificate by the chief executive or financial officer of Borrower containing a computation of, and showing compliance with, each of the financial covenants contained in Section 14.1 hereof). The validity and accuracy of said financial statements shall be certified by the chief executive or financial officer of the Borrower, in a form satisfactory to the Lender.

Borrower shall deliver the following to the Lender on a monthly basis within fifteen (15) days after month-end, in form acceptable to Lender: (i) a monthly Borrowing Base Certificate, and (ii) a monthly accounts receivable aging and a monthly accounts payable aging.

Borrower shall also promptly provide the Lender with such other information, financial or otherwise, concerning the Borrower or Broadwind, as the Lender may reasonably request from time to time.

The Lender shall make any and all audits and investigations which it deems reasonably necessary in connection with the Collateral. For the purposes of this Agreement, the Lender shall have free and ready access at all times during normal business hours, upon reasonable advance oral or written notice (unless in the Lender’s reasonable judgment a rapid deterioration or loss to any Collateral is threatened, in which case no notice shall be given and access shall not be limited to normal business hours), to the books of account, records, papers and documents of Borrower. Without limiting the generality of the foregoing, the Lender shall conduct an annual field audit of the Borrower (or more frequent audits if deemed reasonably necessary by the Lender under the circumstances then existing), and Borrower shall reimburse the Lender for all reasonable costs and expenses incurred by Lender’s for such audits.”

5.                                    Lender hereby waives Borrower’s violation in failing to provide Lender with audited annual financial statements for the Borrower for the fiscal year ended December 31, 2007. Said waiver is limited solely to such specific reporting violation for such period, and shall not waive, suspend, or affect any other default by Borrower under the Loan Agreement, and Lender expressly reserves all of its rights and remedies with respect to any such other default(s).

6.                                    Borrower covenants to provide to Lender with internally prepared annual financial statements for the Borrower for the fiscal year ended December 31, 2007 no later than June 30, 2008, in form acceptable to Lender.

7.                                      Section 14.1 of the Loan Agreement is amended in its entirety to read as follows:

14.1 Financial Covenants. Borrower covenants to Lender and agrees that so long as any Indebtedness shall remain unpaid:

(a)                           No Distributions. Borrower will make no distributions or dividends of any kind, except as expressly permitted by Section 14.3 (i) hereof. This covenant will be measured at all times.

(b)                          Limitation on Debts Owed To Or By Affiliates. Indebtedness owed by Borrower to Affiliates and/or from Affiliates to Borrower will not exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate at all times. The foregoing sentence shall not be deemed to prohibit or apply to the approximate $25,000,000.00 in aggregate principal debt (hereafter, the “Tontine Debt”) owed by Broadwind Energy, Inc. f/ka Tower Tech Holdings Inc. (“Broadwind Energy”) to Tontine Overseas Funds, Ltd., Tontine Partners, L.P. and Tontine Capital Overseas Master Fund, L.P., which debt shall be evidenced by senior subordinated convertible promissory notes executed by Broadwind Energy in favor of such payees, and subordinated to all present and future indebtedness owed by Borrower to Lender pursuant to written subordination agreements in form acceptable to Lender. Any other indebtedness (including inter-company payables) owed by Borrower to Affiliates (other than described in the two preceding sentences) will be subordinated to all present and future indebtedness owed by Borrower to Lender in a manner satisfactory to the Lender.

(c)                           Subordinated Debt Payments. Borrower will not make any payments on Subordinated Debt except for interest payments thereon permitted in accordance with Section 14.3 (i) hereof.

(d)                          Senior Debt to EBITDA. As of the end of each of its fiscal quarters beginning with the quarter ended June 30, 2008, the Borrower shall maintain a ratio of Senior Debt to annualized EBITDA of not greater than 3.0 to 1.0. This covenant will be tested quarterly beginning with the fiscal quarter ended June 30, 2008.

(e)                           Cash Flow Coverage. As of the end of each of its fiscal quarters beginning with the quarter ended March 31, 2008, the Borrower shall maintain a Cash Flow Coverage of not less than the following (i) 1.5 to 1.0 at March 31, 2008, and (ii) 2.0 to 1.0 June 30, 2008 and thereafter (to be tested quarterly by the Lender commencing with the quarter ended March 31, 2008). For the periods ended March 31, 2008, June 30, 2008 and September 30, 2008, Cash Flow Coverage shall be defined as (i) year-to-date EBITDA divided by (i) year-to-date principal payments of bank long term debt, plus year-to-date interest expense (including interest owed to Lender and former owners), plus year-to-date lease payments for Leased Equipment.

(f)                                    Minimum EBITDA. As of the end of each of its fiscal quarters beginning with the quarter ended June 30, 2008, the Borrower shall maintain minimum EBITDA of not less than the following: (i) $7,500,000 for the six months ended June 30, 2008, (ii) $15,000,000 for the nine months ended September 30, 2008, and (iii) $22,500,000 for the twelve months ended

December 31, 2008 and for each trailing twelve month period thereafter to be tested at each fiscal quarter end.

(g)                                 Minimum Excess Borrowing Availability. Borrower will at all times on and after May 15, 2008, have a minimum $3,000,000.00 of Excess Borrowing Availability.

For purposes of the foregoing financial covenants, the following definitions shall have the following meaning:

“Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to the Lender, any entity administered or managed by the Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise. The term “Affiliate” shall include, without limitation, the Borrower’s parent company.

“Capital Expenditures” shall mean all expenditures (including capitalized lease obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Cash Flow Coverage” shall have the meaning set forth in Section 1.1 hereof.

“Debt” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person; (b) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (c) all obligations to pay the deferred purchase price of property or services; (d) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person, and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (e) all indebtedness secured by any lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such lien at the time of determination); (f) the aggregate amount of all capitalized lease obligations of such Person; (g) all contingent liabilities of such Person, whether or not reflected on its balance sheet; (h) all hedging obligations of such Person; (i) all Debt of any partnership of which such Person is a general partner; and (j) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). Notwithstanding the foregoing, Debt shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

“Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Borrower’s financial statements and determined in accordance with GAAP.

“EBITDA” shall mean, for any period, (a) the sum for such period of: (i) Net Income, plus (ii) Interest Charges, plus (iii) federal and state income taxes (including the Illinois replacement tax), plus (iv) Depreciation and amortization expense, plus (v) non-cash management compensation expense, plus (vi) all other non-cash charges, minus (b) the sum for such period of (i) unfinanced Capital Expenditures, and (ii) income or loss attributable to equity in any Affiliate or Subsidiary, in each case to the extent included in determining Net Income for such period (iii) distributions.

“Excess Borrowing Availability” shall mean the amount of availability provided by the collateral under the Borrowing Base calculation less the amount outstanding under the Revolving Loan.

“Interest Charges” shall mean, for any period, the sum of: (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of capitalized lease obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to any hedging agreements.

“Net Income” shall mean means, with respect to the Borrower for any period, the net income (or loss) of the Borrower for such period as determined in accordance with GAAP, excluding any extraordinary gains and any gains from discontinued operations.

“Senior Debt” shall mean all Debt of the Borrower excluding Subordinated Debt.

The financial requirements set forth hereinabove shall be computed in accordance with GAAP.”

8.                                       The Borrower acknowledges and agrees that the Loan Agreement is and as amended hereby shall remain in full force and effect, and that the Collateral is and shall remain subject to the lien and security interest granted and provided for by the Loan Agreement as amended hereby, for the benefit and security of (a) all obligations and indebtedness heretofore, now or hereafter owed by Borrower to Lender, including, without limitation, the indebtedness evidenced by the Revolving Note, the Term Note, the Equipment Note, the Equipment No. 2 and all other Indebtedness (including, without limitation, the repayment of all sums when due under the Subsidiary Guaranty).

9.            Without limiting the foregoing, the Borrower hereby agrees that, notwithstanding the execution and delivery hereof, (i) all rights and remedies of the Lender under the Loan Agreement, (ii) all obligations and indebtedness of the Borrower thereunder, and (iii) the lien and security interest granted and provided for thereby are and as amended hereby shall remain in full force and effect for the benefit and security of all obligations and indebtedness of the Borrower thereunder, including, without limitation, the indebtedness evidenced by the Revolving Note, the Term Note, the Equipment Note, the Equipment Note No. 2 and all other Indebtedness (including, without limitation, the repayment of all sums when due under the Subsidiary Guaranty), it being specifically understood and agreed that this Amendment shall constitute and be an acknowledgment and continuation of the rights, remedies, lien and security interest in favor of the Lender, and the obligations and indebtedness of the Borrower to the Lender, which exist under the Loan Agreement as amended hereby, each and all of which are and shall remain applicable to the Collateral.

This Amendment confirms and assures a lien and continuing first priority security interest in the Collateral heretofore granted in favor of the Lender under the Loan Agreement, and nothing contained herein shall in any manner impair the priority of such lien and security interest.

10.          In order to induce Lender to enter into this Amendment, the Borrower hereby represents and warrants to the Lender that as of the date hereto, each of the representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct and the Borrower is in full compliance with all of the terms and conditions of the Loan Agreement, as amended hereby, and no Event of Default or Default has occurred and is continuing.

11.          Except as specifically amended and modified hereby, all of the terms and conditions of the Loan Agreement shall stand and remain unchanged and in full force and effect. This instrument shall be construed and governed by and in accordance with the laws of the State of Illinois (exclusive of choice of law principles).

12.          Borrower further agrees to reimburse the Lender for its reasonable legal fees incurred in documenting the aforesaid loan extension hereinabove described.

[signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Twenty-Ninth Amendment to Loan and Security Agreement as of date first above written.

Borrower:

BRAD FOOTE GEAR WORKS, INC.

By:	/s/ Matthew J. Gadow
Matthew J. Gadow
Title:	Chief Financial Officer, Broadwind Energy, Inc.

Lender:

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Katherine Novey
Title:	Vice-President

CERTIFICATE OF SECRETARY AS TO

RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS

I, the undersigned, DO HEREBY CERTIFY, that I am the duly elected, qualified and acting Secretary of BRAD FOOTE GEAR WORKS, INC., a corporation organized and existing under the laws of the State of Illinois; that the principal offices of said corporation are at 1309 S. Cicero Avenue, Cicero, Illinois 60804; that the following is a complete, true and correct copy of certain resolutions of the Board of Directors of said corporation, which resolutions were unanimously adopted at a duly called meeting of the said Board held on June 30, 2008, a quorum being present; that I am the keeper of the minutes and records of said corporation;

WHEREAS, there has been presented to this meeting a form of twenty-ninth amendment (the “Amendment”) to loan and security agreement between the Corporation as borrower and LaSalle Bank National Association as lender (the “Lender”), which amends that certain Loan and Security Agreement dated January 17, 1997 between the Corporation and Lender (such agreement, as amended from time to time, the “Loan Agreement”) and sets forth the terms and conditions under which: (i) Lender will extend the maturity date of the existing $10,000,000.00 revolving line of credit loan (the “Revolving Loan”) from June 30, 2008 to August 30, 2008 (the “Loan Extension”), (ii) the Corporation confirms that such extended revolving line of credit loan and all other present and future indebtedness owed by the Corporation to the Lender, are and will continue to be secured by a first priority security interest in and lien upon all of the Corporation’s property of any kind or nature, now existing or hereafter acquired and wherever located, and (iii) Lender and the Corporation make certain other modifications to the Loan Agreement; and

WHEREAS, there has been presented to this meeting the form of note extension agreement (the “Note Extension”) to effect the Loan Extension;

NOW, THEREFORE, BE IT RESOLVED, that either Matthew J. Gadow, the Chief Financial Officer of the Corporation, or J. Cameron Drecoll, the Chief Executive Officer of the Corporation, be, and each is hereby individually authorized and empowered, on behalf of the Corporation and in its name, to execute and deliver to the Lender the Note Extension (substantially in the form thereof presented to this meeting, except for such changes, additions, and deletions as to him shall seem proper); and

FURTHER RESOLVED, that to further memorialize the terms and conditions under which the Loan Extension will be made and to confirm that the Revolving Loan being so extended, and all other present and future Indebtedness (as defined in the Loan Agreement) are and shall continue to be secured by a first priority security interest in all of the Corporation’s present and future assets, including, without limitation, all present and future equipment, fixtures, accounts, inventory, chattel paper, documents, instruments, deposit accounts, general intangibles, investment property, supporting obligations, letter-of-credit rights, together with all substitutions, replacements, additions, accessions, proceeds and products of all of the foregoing, including, without limitation, proceeds of policies of fire, credit or other insurance, and the proceeds of any sale, exchange, collection or other disposition of the above-described collateral, the aforesaid Chief Financial Officer or Chief Executive Officer of the Corporation be further individually authorized and empowered, on behalf of the Corporation and in its name, to execute and deliver to the Lender (i) the Amendment (substantially in the form thereof presented to this meeting, except for such

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changes, additions, and deletions as to them shall seem proper), and (ii) all other documents (“Other Documents”) required by the Lender, if any;

FURTHER RESOLVED, that the acts and doings of said Chief Financial Officer or Chief Executive Officer, and all other officers and employees of the Corporation, or any of them, shall at all times receive full and faithful credit without the necessity of inquiry by the Lender or other persons relying upon the same as to any of the circumstances attending the same, or to the application of any moneys loaned pursuant hereto, and that the acts and doings of said officers and employees, or any of them, in respect of the subject matter hereof, and all of the prior and future acts and doings of said officers and employees with the Lender, and all agreements, written or oral, and any and all instruments of any and every kind, nature or description whatsoever heretofore or hereafter made, executed and delivered by the Corporation to the Lender, are hereby fully ratified, approved, adopted and confirmed, and declared to be and represent binding obligations of the Corporation in accordance with the respective terms and provisions thereof;

FURTHER RESOLVED, that such execution by either the Chief Financial Officer or the Chief Executive Officer of the Corporation of the Note Extension, the Amendment and all Other Documents, if any, shall be conclusive evidence that said officer deems all of the terms and provisions thereof to be proper.

I DO FURTHER CERTIFY, that the following named persons are all of the officers and directors of the Corporation, duly elected, qualified and now acting as such:

OFFICERS:

J. Cameron Drecoll, Chief Executive Officer

Lars Moeller, Executive Vice President, Chief Operating Officer

Matthew J.Gadow, Executive Vice President, Chief Financial Officer

Terence P. Fox, Secretary, Vice President

DIRECTORS:

James M. Lindstrom

J. Cameron Drecoll

Charles H. Benyon

Terence P. Fox

William M. Barrett

David P. Reiland

I DO FURTHER CERTIFY, that Broadwind Energy., a Delaware corporation, is currently the sole holder of all the outstanding shares of stock of the Corporation.

I DO FURTHER CERTIFY, that the foregoing resolutions of the Board of Directors are now in full force and effect, without alteration, amendment, modification or repeal, and do not contravene or conflict with the Articles of Incorporation, the By-Laws of the Corporation or any trust indenture or other agreement which limits the power of the Corporation to borrow money and to encumber its property and assets.

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IN WITNESS WHEREOF, I have hereunto subscribed my name this 30th day of June, 2008.

/s/ Matthew J. Gadow
Matthew J. Gadow
Chief Financial Officer, Broadwind Energy, Inc.

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